Exhibit 99.3

NEWS RELEASE
CONTACT:
Kim P. Boswood	1780 South Bellaire Street	Listed: AMEX
Investor Relations (Ext. 118)	Suite 100	Trading Symbol: AMV
kimb@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Fax: (303) 296-7353

AMERIVEST ANNOUNCES PROGRESS ON STRATEGIC ALTERNATIVES, INCLUDING A STRATEGIC ASSET SALE PLAN, AMENDED LOAN AGREEMENT AND OPERATIONAL RESTRUCTURING

DENVER, CO, September 1, 2005 — AmeriVest Properties Inc. (AMEX: AMV), a real estate investment trust serving small to medium-size office tenants, today announced progress in its strategic alternative process, including a strategic asset sales plan, and certain operational restructuring and management agreements, as detailed below.  The Company also announced an agreement in principle with its primary bank group.

Charles Knight, President and CEO commented, “As part of our ongoing strategic review, we have completed a thorough analysis of our markets and sub-markets on an asset-by-asset basis, and we have identified certain assets which do not fit our portfolio going forward.  The decision to dispose of these particular assets at this time reflects our desire to stabilize and de-leverage our balance sheet and focus our efforts on properties that will be accretive to earnings in the near term and which are located in improving markets where we can still add value.  We are pleased to be able to crystallize value for our shareholders on the properties we have earmarked to sell and take advantage of historically low investment cap rates while preserving the enterprise value of the remaining assets and the Company as a whole.  We expect the proceeds from the sale of these assets will be sufficient to repay associated mortgages and satisfy the debt repayment requirements under the proposed amendments to our credit facilities and, depending on actual proceeds received, potentially generate additional funds to support operations, share repurchases or a special capital gains dividend to our shareholders.  As we will be reducing our presence in Denver to only three properties, we have also begun a transition to third-party management in that market, which should improve operational efficiencies at the property level and our cost structure at the corporate level.”

Strategic Asset Sales Plan.  After an in-depth review of its portfolio on an asset-by-asset basis, the Company has decided to undertake the sale of the following five office properties:  Financial Plaza in Mesa, Arizona; AmeriVest Plaza and Panorama Falls in Englewood, Colorado; Chateau Plaza in Dallas, Texas and Keystone Office Park in Indianapolis, Indiana.  The Company expects to take advantage of current market opportunities for high-quality investment real estate and has selected these assets for the following strategic reasons: the property is located in a non-core market or submarket for the Company; the property has reached a stabilized level of net operating income such that now is an appropriate time to maximize value in a sale; and/or the property is presently non-accretive to earnings or cash flow.  The Company expects to generate sufficient proceeds from these sales to repay associated mortgage obligations and substantially reduce its outstanding secured and unsecured credit facilities.  The amount of net proceeds the Company actually receives and the timing of when sale transactions actually close, among other factors, will determine whether a special distribution of capital gains to shareholders, if any, will be necessary or possible.   At this point, no definitive agreement for the sale of any asset has been executed, and there can be no assurance as to the timing or terms of any such sale.

Amended Bank Agreements.  The Company also announced that its primary bank group has extended the payment date under its secured and unsecured credit facilities to September 14, 2005 and has reached an agreement in principle with the Company to further amend the loan agreements for its secured and unsecured credit facilities.  Prior to these extensions, AmeriVest was required to repay at least $10 million of its Secured Facility and at least $5 million of its Unsecured Facility by September 1, 2005.  The terms of the proposed amendments would further extend the pay down date to January 17, 2006 and extend the maturity date with respect to the Secured Facility from January 31, 2006 to April 1, 2006, when both facilities will mature.  The amendments are also expected to modify certain covenant requirements and collateral provisions and add management employment agreement requirements.  The Company and the bank group expect to complete documentation of these amendments shortly, however, there can be no assurance that such documentation will be completed or that it will reflect the expected terms as of the date of this release.

Operational Restructuring and Management Agreements.  The Company also announced that it has retained Trammell Crow Services, Inc. as property manager for its Denver portfolio, effective on or about September 30, 2005.  Trammell Crow is already the leasing broker on this portfolio.  As part of this transition approximately nine property level and corporate positions in Denver will be eliminated, triggering a severance expense in the quarter of up to $75,000.  Earlier in August, the Company retained Colliers Turley Martin Tucker as property manager for its Keystone property in Indianapolis, eliminating two property level positions in Indiana.  At present, the Company intends to continue to manage its remaining properties in Dallas and Phoenix.

“We wish all of our Denver employees the best in their future endeavors and thank them for their hard work over the last few years on behalf of AmeriVest and its shareholders,” Knight added.  “We look forward to continuing to work with many of them as Trammell Crow employees.”

Finally, the Company announced an amended employment agreement with its Chief Executive Officer, Charles Knight, through June 2006 and a severance agreement with its Chief Investment Officer, John Greenman, to be effective January 17, 2006.

Continued Regular Dividend Suspension.  The Company’s Board continues to explore a variety of strategic alternatives which could allow shareholders to realize further value in the Company, but has continued the suspension of the Company’s regular common dividend for the third quarter of 2005.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small Business® in Denver, Phoenix, Dallas and Indianapolis by acquiring, repositioning and operating multi-tenant office buildings in those markets.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2004 Annual Report on Form 10-K and from time to time in the Company’s filings with the Securities and Exchange Commission.